Exhibit 18.1

Preferability Letter

August 5, 2009

Board of Directors

Integral Systems, Inc.

Note 14 of the Notes to the Consolidated Financial Statements of Integral Systems, Inc. (the “Company”) included in its quarterly report on Form 10-Q for the three and nine months ended June 26, 2009 describes an accounting change regarding the date of the Company’s annual goodwill impairment assessment from the last day of the fiscal fourth quarter to the first day of the fiscal fourth quarter. There are no authoritative criteria for determining which date is preferable based on the particular circumstances; however, we conclude that such change is acceptable, and based on your business judgment to make this change for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to September 30, 2008, and therefore we do not express any opinion on any financial statements of the Company subsequent to that date.

Very truly yours,

/s/ Ernst & Young LLP